Exhibit 99.1

FOR IMMEDIATE RELEASE

Rosecliff Acquisition Corp I Announces Pricing of Upsized $220 Million Initial Public Offering

NEW YORK, Feb. 11, 2021 /PRNewswire/ -- Rosecliff Acquisition Corp I (the “Company”) announced today that it priced its initial public offering of 22,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “RCLFU” beginning February 12, 2021. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “RCLF” and “RCLFW,” respectively.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by an affiliate of Rosecliff Venture Management, LLC, a diversified investment management firm based in New York City. The Company’s management team is led by Michael Murphy, as Chief Executive Officer, Kieran Goodwin, as Chief Financial Officer, and Jordan Zimmerman, as President. The Company intends to focus its search on high growth technology and tech-enabled businesses domestically in industries that are being disrupted by advances in technology and on technology paradigms.

BTIG, LLC is acting as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BTIG, LLC, 65 East 55th Street, New York, NY 10022, or emailing a request to equitycapitalmarkets@btig.com.

The registration statements relating to the securities became effective on February 11, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on February 17, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statements and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE Rosecliff